Exhibit 99.1

PRESS RELEASE

FLEX APPOINTS ERIN MCSWEENEY TO BOARD OF DIRECTORS

San Jose, CA, June 3, 2020 — Flex (NASDAQ: FLEX) today announced that Erin L. McSweeney, a seasoned human capital management executive with experience in the technology, manufacturing and healthcare industries, has been appointed to the Company’s Board of Directors.

With over 30 years as a human capital management professional, Ms. McSweeney currently serves as executive vice president, chief human resources officer of Optum, Inc., operating globally with 180,000 employees worldwide and a part of UnitedHealth Group. Before joining Optum, she was executive vice president, chief human resources officer for IT leader EMC Corporation (now Dell EMC). In this role, she led all strategic and operational aspects of human resources, including organizational design, talent management, total rewards, diversity and inclusion, and the overall employee experience. She also served as chief human resources officer at VCE — a joint venture of EMC, Cisco and VMWare, and now a full business unit within EMC.

Michael D. Capellas, Chairman of the Flex Board, said, “Erin McSweeney is a highly respected and experienced human capital management executive with a track record of elevating organizations and cultures. With Flex’s 160,000 employees operating in a global and diverse environment, we welcome Ms. McSweeney’s human capital management leadership, global insight and diverse perspective to the Flex Board.”

Ms. McSweeney’s election to the Flex Board took effect on June 3, 2020. Ms. McSweeney has been appointed to the Compensation Committee of the Board.

About Flex Ltd.

Flex (Reg. No. 199002645H) is the manufacturing partner of choice that helps a diverse customer base design and build products that improve the world. Through the collective strength of a global workforce across 30 countries and responsible, sustainable operations, Flex delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets.

Contacts

Investors & Analysts

David Rubin

Vice President, Investor Relations

(408) 577-4632

David.Rubin@flex.com

Media & Press

Silvia Gianelli

Senior Director, Corporate Communications

(408) 797-7130

Silvia.gianelli@flex.com